AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         AMENDMENT dated this 15th day of October 2004, by and among Onstream Media Corporation, a Florida corporation ("ONSTREAM"), Visual Data Corporation, a Florida corporation ("VDAT"), and OSM Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of VDAT ("SUB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the parties are parties to that certain Agreement and Plan of Merger dated October 22, 2003 (the "Original Agreement"); and

         WHEREAS, the parties desire to amend the Original Agreement in accordance with the terms set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. The name and state of incorporation of OSM, Inc., a wholly owned subsidiary of VDAT, is deleted and revised to read OSM Acquisition, Inc., a Delaware corporation.

2.    Section 1.1 is deleted and revised in its entirety to read as follows:

      (a)   In accordance  with the  provisions of this  Agreement,  the Florida
            Business Corporation Act ("FBCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time, ONSTREAM shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of ONSTREAM shall cease.

      (b)   The  Merger   shall  have  the  effects  on  ONSTREAM  and  SUB,  as
            Constituent Corporations of the Merger, provided for under the FBCA and DGCL.

3.    Section 1.2 is deleted and revised in its entirety to read as follows:

      Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the DGCL, FBCA and with the Secretary of State of the States of Delaware and Florida in accordance with the provisions of Section 252 of the DGCL and Sections 607.1101 and
      607.1103 of the FBCA and (the "Certificates of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

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4.    Section 10.2 is deleted and revised in its entirety to read as follows:

      a. Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and XI hereof, ONSTREAM, VDAT and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificates of Merger to be recorded in accordance with the applicable provisions of the FBCA and DCGL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

5.    Section 11.1(d) is deleted and revised in its entirety to read as follows:

      (d) by either VDAT or ONSTREAM if a merger shall not have been consummated by December 15, 2004, provided that a party in material breach of this Agreement may not terminate this Agreement.

6. The Original Agreement, as hereby amended, shall remain in full force and effect. This Agreement supersedes any previous amendments to the Original Agreement.

7. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

      IN  WITNESS  WHEREOF,   the  parties  have  executed  and  delivered  this
instrument as of the date and year first above written.

                                         ONSTREAM MEDIA CORPORATION

                                         /s/ Clifford Friedland
                                         ----------------------
                                         Clifford Friedland
                                         Chief Executive Officer


                                         VISUAL DATA CORPORATION

                                         /s/  Randy Selman
                                         ----------------------
                                         Randy Selman
                                         President and Chief Executive Officer


                                         OSM ACQUISITION, INC.

                                         /s/  Randy Selman
                                         ----------------------
                                         Randy Selman
                                         President and Chief Executive Officer